Schedule II

Amendment to Custody Agreement Dated April 1, 2002

1.	Metropolitan West Total Return Bond Fund

2.	Metropolitan West Strategic Income Fund

3.	Metropolitan West Low Duration Bond Fund

4.	Metropolitan West High Yield Bond Fun

5.	Metropolitan West Alphatrak 500 Fund

6.	Metropolitan West Intermediate Bond Fund

7.	Metropolitan West Ultra Short Bond Fund (fund name corrected 1/25/08)

8.	Metropolitan West Unconstrained Bond Fund (added Sept. 2011)

The Bank of New York Mellon

By:

Title:

Metropolitan West Asset Management

By:

Title: